One Technology Drive / P.O. Box 188 / Rogers, CT 06263-0188 / 860.774.9605 / Fax: 860.779.5777

GENERAL RELEASE AND SETTLEMENT AGREEMENT

This General Release and Settlement Agreement (hereinafter "Agreement") is made as of the “Effective Date” (as defined in Section 6(f) below) by and between Peter Kaczmarek (hereinafter "Kaczmarek") and ROGERS CORPORATION (hereinafter "Rogers" or the “Company”).  The purpose of this Agreement is to fully and finally dispose of all issues regarding Kaczmarek’s employment and separation from employment with Rogers as described below.

1. The parties agree and acknowledge that there is good and sufficient consideration for the settlement of any and all issues between Kaczmarek and Rogers and for the mutual promises contained herein.  Also, the parties agree and acknowledge that the terms of this Agreement are fair and equitable, reflecting both the corporate interests of Rogers and its recognition of Kaczmarek’s years of valuable service.

2. Kaczmarek is voluntarily entering into this Agreement of his own free will and without influence by Rogers or any of its present or former officers, representatives, agents or employees.  Kaczmarek was advised of his right to be represented by his own legal counsel regarding this matter.  Kaczmarek understands that he may take as long as twenty-one (21) days to consider this Agreement before signing it.  Kaczmarek’s execution of this Agreement before the expiration of that period will constitute his representation and warranty that he has decided that he does not need any additional time to decide whether to execute it.

3. This Agreement together with the letter from Rogers to Kaczmarek dated February 13, 2012 (the “Termination Letter”) constitutes the complete understanding between the parties.  Its purpose is to resolve any and all disputes or potential disputes without any party incurring additional time and expense.  All agree that full settlement would best serve all interests.  For the avoidance of doubt, certain provisions of the Termination Letter have been altered by the terms of this Agreement, and in the event of any inconsistency between this Agreement and the Termination Letter, the terms of this Agreement shall control.

4. Kaczmarek represents and warrants that he has the authority to enter into this Agreement, and that he has not assigned any claims being released under this Agreement to any person or entity.

5. Neither the negotiation, undertaking or execution of this Agreement shall constitute an admission by Rogers of a violation of any federal or state constitution, statute or regulation, or common law right, whether in contract or in tort.

6.           By accepting the terms of this Agreement, Kaczmarek, for himself, his heirs, executors and administrators, releases and forever discharges the Released Parties of and from any and all liability in manner of suits, claims, charges or demands whatsoever, whether in law or in equity, under federal, state and municipal constitutions, statutes, charters, regulations and common law, including, but not limited to, the Family and Medical Leave Act under Federal and State laws, discrimination or retaliation claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (the "ADEA"), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Americans with Disabilities Act, 42 U.S.C. §  12101 et seq., the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. § 46 (a) - 51 et seq., any and all claims for violation of any public policy having any bearing whatsoever on the terms or conditions of Kaczmarek’s employment or cessation of employment by Rogers; all claims for relief or other benefits under any federal, state, or local statute, ordinance, regulation, rule of decision, or principle of common law, all claims that the Released Parties engaged in conduct prohibited on any basis under any federal, state, or local statute, ordinance, regulation, rule of decision, or principle of common law, and all claims against the Released Parties, whether in contract, expressed or implied, or in tort, including, but not limited to, breach of covenant of good faith and fair dealing, breach of contract - expressed or implied, defamation, slander, the tortious or wrongful discharge from employment, claims for outplacement services, the intentional or negligent infliction of emotional or mental distress, claims of inducement, promissory estoppel, collateral estoppel, fraud, misrepresentation - negligent or intentional, and including any claims for attorneys' fees or costs.  This is a good and final release of all claims of every nature and kind whatsoever, and, by this Agreement, Kaczmarek releases the Released Parties from all claims that are known and unknown, suspected and unsuspected, arising out of his employment and separation from employment with Rogers, except for claims for unemployment or workers’ compensation, unpaid wages and retirement benefits (e.g., 401(k) and pension benefits).

The term “Released Parties” used immediately above means Rogers, all of its related companies, subsidiaries and affiliates, their successors and assigns, and all of its and their present, former and future officers, representatives, agents or employees.

Rogers, on behalf of itself and all of its related companies, subsidiaries and affiliates, their successors and assigns releases Kaczmarek, his heirs and assigns from any and all liability in manner of suits, claims, charges or demands whatsoever, whether in law or in equity, under federal, state and municipal constitutions, statutes, charters, regulations and common law with respect to all acts or omissions taken or not taken, as the case may be, by him in good faith in the reasonable belief such acts or omissions were in the best interest of Rogers and its shareholders.

Kaczmarek acknowledges that certain states provide that a general release of claims does not extend to claims which the person executing the release does not know or suspect to exist in his favor at the time of executing the release which, if known by him, may have materially affected his entering the release of claims.  Being aware that such statutory protection may be available to him, Kaczmarek expressly, voluntarily and knowingly waives any arguable benefit or protection of any such statute in executing this Agreement, known or unknown.

Kaczmarek acknowledges and understands that the release of claims under the ADEA is subject to special waiver protections under 29 U.S.C. § 626(f).  In accordance with that section, Kaczmarek specifically agrees that he is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA.  In particular, he acknowledges that he understands the following:

(a) he is not waiving rights or claims for age discrimination under the ADEA that may arise after the date he signs this Agreement;

(b) he is waiving rights or claims for age discrimination under the ADEA in exchange for the consideration set forth in Section 12 of this Agreement, which is in addition to anything of value to which he is already entitled;

(c) he is hereby advised to consult with an attorney before signing this Agreement;

(d) he has twenty-one (21) days within which to consider this Agreement, which will expire at 11:59 p.m. and must be postmarked or received in person by April 26, 2012;

(e) he understands that for a period of seven (7) days after his execution of this Agreement, he may revoke this Agreement after execution by notifying Rogers in writing.  Such writing must be received by Rogers by 11:59 p.m. on the seventh consecutive day after his execution of this Release of Claims at the following address:

Susan Flanigan
U.S. Director of Human Resources
Rogers Corporation
PO Box 188
Rogers, CT   06263-0188

(f) he understands that this Agreement will not become effective or enforceable unless and until he has not revoked it and the applicable revocation period set forth above has expired.  The date on which the revocation period expires, if Kaczmarek does not first revoke it, is the Effective Date of this Agreement;

(g) he understands that nothing in this Agreement restricts his right to challenge the validity of the General Release of ADEA claims, to file a charge with the EEOC or to participate or cooperate in EEOC investigations or proceedings.

7. Kaczmarek agrees that by this Agreement, he is expressly waiving his right to bring or pursue any judicial action, any administrative agency or action, any contractual action, any statutory action or procedure or any action which he could have brought with respect to any matter arising from his employment with Rogers and separation therefrom with Rogers, provided, however, that this Agreement shall not preclude Kaczmarek from seeking unemployment compensation or workers’ compensation benefits, nor shall it constitute a waiver with respect to any claims he may have for retirement benefits (e.g., 401(k) and pension benefits).  Kaczmarek also agrees that by entering into this Agreement, he is waiving any right he may have to seek or accept damages or relief of any kind with respect to the claims released by this Agreement or by reason of termination of his employment.

8. Kaczmarek agrees to abide in full with the terms of his Employment, Invention, Confidentiality and Non-Compete Agreement with Rogers, dated March 22, 1998 (the “Employment Agreement”), which is specifically incorporated herein as terms of this Agreement.  The penultimate sentence of Paragraph 9 of such Employment Agreement is hereby amended to read in its entirety as follows:   “If, based upon my written account, it is reasonable to believe that I have failed to seek employment conscientiously and aggressively, I understand that Rogers may withhold payment for that month.”

9. Kaczmarek agrees to return promptly all Rogers’ property in his possession including, but not limited to, credit cards, keys, company files and internal documents, and any office/computer equipment which has been available for his personal use.

10. This Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement.

11. Kaczmarek understands that regardless of whether he enters into this Agreement: (i) he will be paid for all earned but unpaid wages as of his termination date, all accrued but unused vacation and will be classified under severance continuation status and receive four (4) weeks of Basic Severance Pay and benefits as provided for in the Rogers Severance Policy (“Continuing Benefits”) during the Basic Severance Pay Period, and (ii) he will be paid his deferred bonus percentage amounts for 2010 and 2011 and his deferred salary percentage amount for 2011, in all cases with interest and Company match amount, said payments of deferred amounts to be made and calculated by the Company pursuant to its usual custom and policy and pursuant to the provisions of the Rogers Corporation Voluntary Deferred Compensation Plan For Key Employees, as amended.

12. In consideration of entering into this Agreement, following the Effective Date, Rogers will provide the following additional consideration for the satisfactory fulfillment by Kaczmarek of the promises contained in Paragraphs (6), (7), (8), (9), (10), (11), (12), (13) and (14) of this Agreement:

(a)           additional Severance Pay of 48 weeks (24 weeks in accordance with our standard Severance Policy and a supplemental 24 weeks) of pay paid in bi-weekly amounts from the end of the Basic Severance Pay Period, such payments to be made without regard to whether Kaczmarek obtains employment or has attempted to find employment after the date hereof, as well as continuing benefits during the entire severance period in accordance with the appropriate laws and policies and as outlined under the section  “Benefit End Dates” in the Termination Letter;

(b)           beginning on March 14, 2013, further Severance Pay of 12 weeks, such payments also to be made without regard to whether Kaczmarek obtains employment or has attempted to find employment after the date hereof, but no further benefits;

(c)           the incentive payment described in the Termination Letter in the paragraph entitled “Annual Incentive Compensation Plan (AICP)”;

(d)           six (6) months of outplacement consulting services to be provided by a firm chosen by the Company, or, alternatively, reimbursement of up to $7500 for comparable services provided to Kaczmarek by a firm chosen and paid by Kaczmarek and approved by the Company, such reimbursement to be conditioned upon submission by Kaczmarek to the Company of appropriate paid invoices;

(e)           the right to exercise any outstanding, vested stock options through your initial basic and additional severance period of 28 weeks rather than the standard three months.

(f)           you will receive one third of your Time Based Restricted Stock Unit Award in stock on or about May 12, 2012.  Appropriate taxes, if any, will be deducted.

13. Kaczmarek has carefully read this Agreement and fully understands its contents and significance, and he acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this document.  He fully understands that this Agreement constitutes a waiver of all rights available under federal and state statutes, municipal charter and common law, with regard to any matter related to his employment with Rogers, and separation therefrom with Rogers.

14. Kaczmarek agrees not to disclose the contents of the provisions of this Agreement, its terms or conditions or the circumstances that resulted in or followed Kaczmarek’s separation from employment, to any party, excluding immediate family, except as required by law or as is reasonably necessary for purposes of securing counsel from his attorney, accountant or financial adviser.  Kaczmarek and Rogers both agree not to make any statement, publicly or privately, written or verbal, to any third parties which may disparage or injure the goodwill, reputation and business standing of you or the Company.  In the event of any violation of this provision, and the Agreement, either party may seek all appropriate legal and equitable relief.  Nothing in this Section 14 is intended to impose restrictions on either party beyond those that are permitted by law.

15. This Agreement and the Termination Letter represent the complete understanding of the parties and no other promises, or agreements, shall be binding or shall modify this Agreement or the Termination Letter, unless in writing, signed by these parties.

16.           If this Agreement is postmarked after the expiration of the seven (7) day revocation period (referred to in section 6e) then, and if Rogers agrees to accept the signed agreement, you will receive your severance pay but benefits and outplacement will not be extended after the basic severance period.

17. Kaczmarek agrees that the terms of this Agreement shall be interpreted in accordance with the laws of the State of Connecticut.

18. If any term or provision of this Agreement, or any application thereof to any circumstances, is declared invalid, in whole or in part, or otherwise unenforceable, such term or provision or application shall be deemed to have been modified to the minimum extent necessary for it to be enforceable, and shall not affect other terms or provisions or applications of this Agreement.

_____________________________
Peter Kaczmarek
Initial all pages. Sign last
page. Return all pages of
both originals in the	_____________________________
envelope provided.	Date

ROGERS CORPORATION

By __________________________
Susan P. Flanigan
Its U.S. Director of Human Resources

April 9, 2012

One Technology Drive / P.O. Box 188 / Rogers, CT 06263-0188 / 860.774.9605 / Fax: 860.779.5777

February 13, 2012

Peter Kaczmarek
36 Bay View Ave
East Greenwich, RI 02818

Dear Pete,

This letter explains the enclosed paycheck, your severance arrangement, and other benefits that you have available.  Your last day of work for Rogers Corporation is February 14, 2012.

The enclosed live check pays you through March 13, 2012 and includes the following elements of pay:

Pay for February 13, 2012 and February 14, 2012
160 hours of unused vacation, allocated from 2/15/12 to 3/13/12
$23,176.00 lump sum payment equal to another four weeks of base pay due to status of executive officer not being eligible for the lump sum payment in the Auto Reimbursement policy.

Although the enclosed check is live, future checks will be direct deposit or live in keeping with your current election.

Severance Pay:

In accordance with the severance policy, you have 14 years of service, resulting in four (4) weeks of basic severance.  Basic severance will begin on March 14, 2012, and pay will resume on March 23, 2012.  If you sign the General Release and Settlement Agreement you will receive 24 weeks of additional severance which will begin on April 11, 2012. As an added benefit to signing the General Release and Settlement Agreement, Rogers will supplement your severance by 24 weeks providing you with a total of 52 full weeks of benefit.   You MUST initial all pages, sign the last page of both originals, and return all pages of both originals in the envelope provided.

Due to signing deadlines established in the General Release and Settlement Agreement, there may be a gap between basic severance end date and the initiation of additional severance pay.

Rev. 11/22/11

Should this occur, additional severance will be paid retroactive from the date immediately following the last day of basic severance pay and pay will resume on the 1st regular payday administratively possible after signing and revocation period(s) have expired.  However, if the General Release and Settlement Agreement is returned after the time limit described in the Agreement, although severance pay will be retroactive, benefits and outplacement will not be provided.

Annual Incentive Compensation Plan (AICP)

You are eligible to earn a full incentive payment under the AICP based on Rogers' performance for the 2011 fiscal year.  You are also entitled to any pro-rata bonus under the AICP for the 2012 fiscal year.  Payments will be made prior to the end of the first quarter and will be direct deposit or live in keeping with your current payroll election.

Paid Through Date:

Throughout this letter you will see several references to your “Paid Through Date”.
•	If you do not sign the General Release and Settlement Agreement, your paid through date will be April 10, 2012.
•
If you do sign the General Release and Settlement Agreement within the timeframe specified in that document, and return two signed originals to the US Director of Human Resources in the envelope provided, your eligible paid through date will be March 12, 2013.

Benefit End Dates:

•
Your present benefit coverage, including Medical, Dental, Vision, and the Employee Assistance Program (EAP) will continue through your paid through date.  Payroll deductions for benefits will continue throughout your severance period for as long as you continue coverage in the benefit plan(s).

•	Your Basic Group Term Life Insurance coverage will end on February 14, 2013.
•	IRS regulations prohibit RESIP deductions and loan repayments from severance pay; therefore this benefit will end on March 13, 2012.
•	Your Short-Term and Long-Term Disability coverages end on February 14, 2012.
•
In the event you wish to convert your Standard Term Life Insurance to a whole life policy, you will need to contact your location HR representative to request a completed Standard Portability Application and Conversion form.  You are then responsible for completing your portion of the Portability Application and Conversion form and returning them, with payment, to the address indicated in the booklet within 31 days of your last date paid.  Your current Life amount is:

Basic Group Term Life Insurance                                                      $904,000.00

Rev. 11/22/11

COBRA:

Federal Law (COBRA) requires that we offer you the opportunity to continue your Medical, Dental, and Vision coverage for up to 18 months beyond your paid through date.  After your paid through date, you will receive information through the mail from Discovery Benefits with details on how to continue your coverage.

RESIP:

As you have participated in RESIP, you have two options after March 13, 2012:

Option 1	Based on current government regulations, you may leave your funds in the Plan if you have a current balance of at least $5,000.  This minimum balance amount may change in the future.  The following provisions apply if you choose this option.  You can continue to make transfers among investment fund options in the same manner as active participants.  No future loans or hardship withdrawals are available.  When you withdraw your funds, the value will be calculated as of the close of business on the day after Prudential receives your distribution request form.

Option 2
Withdraw or transfer your funds.  You can choose a direct rollover of your funds.  In a direct rollover the distribution is paid directly from the plan to an IRA or another employer plan that accepts rollovers.  If you choose a direct rollover, you are not taxed until you take your funds out of the IRA or the employer plan.  If you have the payment made to you, it is subject to 20% income tax withholding.  Additionally, the premature distribution may be subject to a 10% penalty.  You may be able to defer taxes on all or part of your distribution by making a tax deferred "rollover" to another qualified plan or IRA.  Current law requires that this be done within 60 days of your receiving the RESIP distribution.

For more information call Prudential Retirement at 1-877-778-2100.

Global Stock Ownership Plan:

To be eligible to purchase stock at the end of an offering period, you must participate in the plan during the entire offering period.  Your right to purchase common stock under this plan ends on June 30, 2012.

Since your paid through date extends beyond the current offering period, you have the following options:

•	You may continue to participate in the plan through the last day of the current offering period, or

Rev. 11/22/11

•
You may elect to discontinue participation at any time during the current offering period and receive a refund of deductions taken during this offering period.  To do so, you must contact your location HR Representative.

You have the option of leaving stock purchased prior to the current offering period in your Wells Fargo Shareowner Services account, or removing it.  To access your account call the interactive telephone system at 800-468-9716, or log on to http://www.shareowneronline.com

Pension:

You will continue to accrue credited service in the pension plan until March 12, 2012.  Please contact Prudential Retirement at 1-877-778-2100 for pension information.

Stock Options:

Please read your stock option agreement(s) and any amendment(s) carefully.  Pay particular attention to the sections referencing termination of employment (for any other reason than death, disability or retirement), vesting, exercisability, and if applicable when the related shares can be sold.  In general, most stock options are exercisable in one-third increments on the second, third and fourth anniversary dates of the grant date.  You may exercise your vested stock options for a period of three months from your last day worked.

However, if you agree to sign the General Release and Settlement Agreement, you may exercise any outstanding and vested stock options through your initial severance period of 28 weeks. After this extension period has expired, any remaining stock options will be cancelled.

To exercise your stock options, contact Charles Schwab & Co. at 1-800-654-2593 (Participant Services) or log on to https://optioncenter.schwab.com.

If you have any questions about your stock options, please call the Office of the Corporate Secretary at (860) 774-9605.

Time-Based Restricted Stock Unit Award:

According to your Award Agreement, your unvested Time-Based Restricted Stock Units will be forfeited. However, if you agree to sign the General Release and Settlement Agreement, you will receive one-third of your award in cash based on the Rogers stock price on May 12, 2012.  Applicable taxes, if any, will be deducted.

Rev. 11/22/11

Performance-Based Restricted Stock Unit Awards:

Since your last day of work is prior to the end of any outstanding performance periods, the outstanding units shall be forfeited and no share of stock will be issued.

Outplacement Services:

Rogers will provide you with outplacement services for a period of six (6) months to assist in your job search.  This outplacement assistance is contingent upon your signing the General Release.  Please coordinate the workshop and services directly with Right Management Consultants within 90 days of signing the General Release and Settlement Agreement.

Reference Policy:

By policy, Rogers limits release of personal information to external requestors.  The Human Resources Department will only provide potential new employers with dates of employment and job titles.  All requests for information or employment references must be referred to the Human Resources Department.

Confidentiality Agreement:

During the course of your employment with Rogers, you may have gained proprietary technical or business information regarding Rogers and/or Rogers customers.  It is our policy to remind you in writing of your obligations under the Employment, Invention Confidentiality and Non-Compete Agreement (Employment Agreement) that you signed and to provide you with a copy of this agreement, which is enclosed.

The information contained in this letter is based on our Plans and Policies as they currently exist. If there are any changes that will affect you, information will be sent to the address on file in Human Resources.

If you have any questions, please feel welcome to call me at (860) 779-4718.

Sincerely,

Susan P. Flanigan
U.S. Director of Human Resources

Enclosures
SF/mw

Rev. 11/22/11